Exhibit 99.1

Unanimous written consent
OF THE BOARD OF DIRECTORS
OF IMPINJ, INC.

Pursuant to Section 141(f) of the Delaware General Corporation Law (the “DGCL”) and the bylaws of Impinj, Inc., a Delaware corporation (the “Corporation”), the undersigned, constituting all of the members of the board of directors of the Corporation (the “Board”), hereby adopt the following resolutions:

Ratification Resolutions

WHEREAS, the Board has been advised that there are certain corporate irregularities that create uncertainty with respect to the grant of certain options to acquire common stock of the Corporation, par value $0.001 per share (the “Common Stock”), and an award of restricted stock units (“RSUs”), in each case pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).

WHEREAS, Section 204 of the DGCL (“Section 204”) provides that no “defective corporate act” or “putative stock” shall be void or voidable solely as a result of a “failure of authorization” (as such terms are defined in subsection (h) of Section 204) if ratified as provided in Section 204.

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to adopt the following resolutions in order to ratify the defective corporate acts set forth below.

Ratification of Issuance of Stock Options

WHEREAS, the Corporation entered into a consulting agreement with a limited liability company owned by Cathal Phelan, a member of the Board, pursuant to which Mr. Phelan provided advisory and consulting services (the “Phelan Consulting Agreement”).

WHEREAS, on September 18, 2020, the Compensation Committee of the Board (the “Committee”) granted Mr. Phelan options to purchase 60,000 shares of Common Stock under the Plan in connection with the Phelan Consulting Agreement effective September 21, 2020 (the “2020 Option Grant”).

WHEREAS, notwithstanding the fact that the 2020 Option Grant was awarded to Mr. Phelan in connection with his status as a consultant to the Corporation, and not in his capacity as a member of the Board, there is concern that the 2020 Option Grant may have caused Mr. Phelan to receive equity awards in excess of the limit on the value of equity awards that may be granted to Outside Directors (as defined in the Plan) and the Outside Director Compensation Policy (the “Policy”).

RESOLVED, that:

(A)
The potential defective corporate acts to be ratified are the 2020 Option Grant and the issuance of Common Stock pursuant thereto (the “Option Shares”) in the amounts and on the dates (the “Exercise Dates”) set forth on Exhibit A.

(B)
The dates of the potential defective corporate acts identified in paragraph (A) of this resolution are September 21, 2020 and the Exercise Dates.

(C)
The potential defective corporate acts identified in paragraph (A) of this resolution involved the 2020 Option Grant and the issuance of the Option Shares upon exercise of the 2020 Option Grant on the Exercise Dates as set forth on Exhibit A.

(D)
The nature of the failures of authorization in respect of the potential defective corporate acts identified in paragraph (A) of this resolution is:

•
The 2020 Option Grant may not have been authorized in accordance with Section 157 of the DGCL, the Plan, and the Policy, as applicable, including in circumstances in which the Committee approved the 2020 Option Grant pursuant to the Plan but the 2020 Option Grant may have exceeded, or resulted in the aggregate value of Awards (as defined in the Plan) granted to Mr. Phelan under the Plan and the Policy exceeding, the limit on Awards that may be granted to an Outside Director in a fiscal year under the Plan and the Policy.

•
The Option Shares may not have been issued in accordance with Sections 151 and 152 of the DGCL, including in circumstances in which the Option Shares may have been issued pursuant to stock options that were not granted in accordance with the terms approved by the Board or the Committee.

(E)
The Board hereby approves the ratification of the potential defective corporate acts identified in paragraph (A) of this resolution pursuant to Section 204 of the DGCL notwithstanding whether the 2020 Option Grant and issuance of the Option Shares may have exceeded the limitation on Awards that may be granted to an Outside Director in a fiscal year under the Plan and the Policy.

Ratification of Award of Restricted Stock Units

WHEREAS, in connection with an extension to the Phelan Consulting Agreement, the Corporation entered into an agreement with a limited liability company owned by Mr. Phelan pursuant to which Mr. Phelan agreed to continue providing consulting services to the Corporation (the “Phelan Consulting Extension”).

WHEREAS, on July 25, 2022, the Committee granted Mr. Phelan an award of 8,000 RSUs under the Plan in connection with the Phelan Consulting Extension effective October 1, 2022 (the “2022 RSU Award”).

WHEREAS, notwithstanding the fact that the 2022 RSU Award was awarded to Mr. Phelan in connection with his status as a consultant to the Corporation, and not as a member of the Board, the 2022 RSU Award may have resulted in Mr. Phelan receiving equity awards with a value in excess of the limit on the value of equity awards that may be granted to an Outside Director in a fiscal year under the Plan and the Policy.

RESOLVED, that:

(A)
The potential defective corporate acts to be ratified are the 2022 RSU Award and the issuance of Common Stock upon the settlement thereof (the “RSU Shares”) in the amounts and on the dates (the “Settlement Dates”) set forth on Exhibit B.

(B)
The dates of the potential defective corporate acts identified in paragraph (A) of this resolution are October 1, 2022 and the Settlement Dates.

(C)
The potential defective corporate acts identified in paragraph (A) of this resolution involved the 2022 RSU Award and the issuance of the RSU Shares on the Settlement Dates as set forth on Exhibit B.

(D)
The nature of the failures of authorization in respect of the potential defective corporate acts identified in paragraph (A) of this resolution is:

•
The 2022 RSU Award may not have been authorized in accordance with Section 157 of the DGCL, the Plan, and the Policy, as applicable, including in circumstances in which the Committee approved the 2022 RSU Award pursuant to the Plan but the 2022 RSU Award may have exceeded, or resulted in the aggregate value of Awards granted to Mr. Phelan under the Plan exceeding, the limit on Awards that may be granted to an Outside Director in a fiscal year under the Plan and the Policy.

•
The RSU Shares may not have been issued in accordance with Sections 151 and 152 of the DGCL, including in circumstances in which the RSU Shares may have been issued pursuant to the settlement of RSUs that were not granted in accordance with the terms approved by the Board or the Committee.

(E)
The Board hereby approves the ratification of the potential defective corporate acts identified in paragraph (A) of this resolution pursuant to Section 204 of the DGCL notwithstanding the limitation on Awards that may be granted to an Outside Director in a fiscal year under the Plan.

Common Law Ratification

RESOLVED, that, in addition to the ratification permitted by Section 204, each of the foregoing potential defective corporate acts is hereby approved, adopted, confirmed, and ratified, for all purposes of, and to the fullest extent permitted by, the common law of Delaware and any other applicable law.

Notice to Stockholders

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed to provide, in the name and on behalf of the Corporation, notice of the adoption of these resolutions in accordance with subsection (g) of Section 204.

Omnibus Resolutions

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute, deliver, and file any and all such further agreements, instruments, documents, certificates, and communications and to pay such expenses, in the name and on behalf of the Corporation, as such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution, delivery, and filing of such agreements, instruments, documents, certificates, or communications and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and the necessity, advisability, and approval thereof.

RESOLVED, that all actions heretofore taken by any director, officer, or agent of the Corporation, for and on behalf of the Corporation, with respect to any of the matters referenced in the foregoing resolutions are hereby ratified, approved, and confirmed in all respects.

RESOLVED, that this consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action, any copy, facsimile or other reliable reproduction of this consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, and this consent shall be filed with the minutes of the proceedings of the Board.

[Signature page follows]

This action by unanimous written consent shall be effective as of the date the Corporation receives the unanimous consent of the Corporation’s directors. This action by unanimous written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile, or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This action by unanimous written consent shall be filed with the minutes of the proceedings of the Board.

/s/ Steve Sanghi Date: June 26, 2023

Steve Sanghi

/s/ Chris Diorio, Ph.D. Date: June 26, 2023

Chris Diorio, Ph.D.

/s/ Cathal Phelan Date: June 26, 2023

Cathal Phelan

/s/ Daniel Gibson Date: June 26, 2023

Daniel Gibson

/s/ Meera Rao Date: June 26, 2023

Meera Rao

/s/ Miron Washington Date: June 26, 2023

Miron Washington

/s/ Umesh Padval Date: June 26, 2023

Umesh Padval

EXHIBIT A

Exercise Date	Number of Option Shares Issued
February 11, 2022	20,000
July 29, 2022	20,000
October 28, 2022	10,000

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EXHIBIT B

Settlement Date	Number of RSU Shares Issued
January 1, 2023	2,000
April 1, 2023	2,000

3